Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR’S

We consent to the reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 of our report dated April 13, 2007, with respect to the consolidated statement of financial condition of Charter Financial Corporation and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the three years ended December 31, 2006. We also consent to the reference to our Firm under the heading “Experts” in the Pre-Effective Amendment No. 1 to the Registration Statement.

Everett, Washington

April 20, 2007